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                                                                       EXHIBIT 5


                        November __, 1996



Chevy Chase Preferred Capital Corporation
8401 Connecticut Avenue
Chevy Chase, Maryland  20815

Ladies and Gentlemen:

          We have acted as counsel to Chevy Chase Preferred Capital Corporation, a Maryland corporation (the "Company"), in connection with the registration of up to 3,200,000 shares (including the underwriters' over-allotment option, if exercised) of the Company's __% Noncumulative Exchangeable Preferred Stock, Series A, par value $5.00 per share (the "Shares"), pursuant to a registration statement on Form S-11 (Registration No. 333-10495), including prospectuses and all amendments, exhibits and documents related thereto (collectively, the "Registration Statement"), under the Securities Act of 1933, as amended, and with the proposed sale of the Shares to the public through certain underwriters.

          Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary, and upon the laws as presently in effect, we are of the opinion that the Shares to be offered by the Company pursuant to the Registration Statement have been duly authorized for issuance by the Company, and that upon issuance and delivery in accordance with the terms of the purchase agreements referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Certain Legal Matters" in the prospectuses.

                                    Very truly yours,


                                    SHAW, PITTMAN, POTTS & TROWBRIDGE